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                                                                    EXHIBIT 10.2


         AMENDED AND RESTATED ANNUAL MANAGEMENT INCENTIVE COMPENSATION
                                  PLAN OF 1994

                             (as amended 2/08/2001)

                                    ARTICLE 1

                                     Purpose

      The purpose of this Amended and Restated Annual Management Incentive Compensation Plan ("MICP") is to motivate the participants to perform in a way that will enable UnumProvident Corporation and its subsidiaries ("the Company"), to reach its short-term and long-term goals.

                                    ARTICLE 2

                           Administration of the Plan

      The Compensation Committee of the Board of Directors ("the Committee"), will administer, construe, and interpret the MICP. No member of the Committee, the Board of Directors, or any delegatee as the case may be, shall be liable for any act done in good faith. The construction and interpretation by the Committee of any provision of the MICP shall be final and conclusive. The Committee must approve, subject to the provisions of the MICP, the amount, if any, due a participant. The Committee, may, in its discretion, delegate its general administrative duties to an officer or employee or committee composed of officers or employees of the Company, but may not delegate its authority to construe and interpret the MICP or approve awards. The Committee, subject to approval by the Board of Directors, may, at any time or from time to time amend the MICP in any respect without restriction and without the consent of any participant. However, any modification of the MICP which would increase materially the benefits accruing to participants, modify materially the requirements as to eligibility for participation, materially increase the cost of the MICP to the Company, or permit any member of the Committee to receive an award, must be approved by the stockholders of the Company.

                                    ARTICLE 3

                              Elements of the MICP

      The MICP consists of two subparts: (i) the Annual Incentive Plan, under which annual incentive awards are based upon the achievement of one-year goals; and (ii) the Performance Share Plan, pursuant to which participants are granted deferred compensation units in the form of performance shares which are payable in cash or shares of common stock upon a subsequent payment date. Each of the subparts of the MICP is described below.
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                                    ARTICLE 4

                            Participation in the Plan

      Participation in the MICP shall be based on recommendation by Company management and subject to approval by the Committee. Participation in all portions of the MICP except the Performance Share Plan (as described below) will be limited to officers and other key employees of the Company and its subsidiaries whose judgments, decisions and actions can have a discernible impact on the profitability of the Company. The Committee will establish participation criteria and make decisions on eligibility based on such criteria.

                                    ARTICLE 5

                               Stock To Be Awarded

      Stock awards will be for shares of Company common stock. Stock subject to the Plan may be unissued shares, reacquired shares or shares bought on the open market for purposes of the Plan. The total number of shares of common stock that may be awarded to all participants under the Plan may not exceed 1,095,000 shares. No more than 100,000 shares may be awarded to a participant in a calendar year.

                                    ARTICLE 6

                              Annual Incentive Plan

      6.1 General. The Annual Incentive Plan portion of the MICP shall include the Corporate Performance Subplan and the Individual Performance Subplan, as more specifically described below. Awards under the Annual Incentive Plan will be based entirely upon achievement of one-year goals. Each plan year runs from January 1 to December 31.

      6.2 Corporate Performance Subplan. The Corporate Performance Subplan will be based solely on the achievement of objective corporate performance goals. The awards under this Subplan may be determined on the basis of one or more of the following measures of corporate performance, alone or in combination, for the Company as a whole or for any division or business unit: (a) return on equity,
(b) overall or selected premium or sales growth, (c) stock performance, (d) expense efficiency ratios (ratio of expenses to premium income), (e) earnings per share, (f) market share, (g) revenue, (h) customer service measures or indices (i) underwriting efficiency and/or quality, and (j) persistency factors. Measurement of performance against such goals established by the Committee shall be objectively determinable, and to the extent such goals are expressed in standard accounting terms, performance shall be measured in accordance with generally accepted accounting principles. The Committee shall have the right for any reason to reduce or eliminate (but not increase) any such award, notwithstanding the achievement of a specified goal. The maximum annual award under the Corporate Performance Subplan to any participant will be $2.5 million. At the beginning of each plan year, the Committee will establish performance goals under the Corporate Performance Subplan based on one or more of the above corporate performance criteria, and establish target awards and any formula for payouts in excess of target based on the achievement of measurable goals. Target awards under the Corporate Performance Subplan are to be set by the Committee as percentages of base salary, which percentages may differ from participant to participant and from year to year.
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      6.3 Individual Performance Subplan. Awards under the Individual
Performance Subplan will be based on an individual's contribution to the business of the Company, as determined by the Committee. This contribution may be assessed on nonobjective as well as objective measures. The Committee will establish target awards under the Individual Performance Subplan and limits on payouts in excess of targets, if any. Target awards under the Individual Performance Subplan are set at percentages of base salary to be established by the Committee which may differ from participant to participant and from year to year. Awards under the Individual Performance Subplan will not be contingent on the failure to attain the performance goals under the Corporate Performance Subplan.

      6.4 Form and Payment of Awards. Awards under the Annual Incentive Plan will be approved by the Committee after the end of each plan year. No awards will be payable to any employee under any measure if thresholds established by the Committee are not reached. Awards will be paid partly in cash and partly in Performance Shares, as described below under Article 7.

      6.5 Vesting. Any award under the Annual Incentive Plan will be vested (considered the participant's property) at the time the Committee approves the award; except that, if a participant dies or becomes disabled after the close of the plan year for which the award was earned and prior to approval of the award, the award will be vested as of the date of death or disability.

      6.6 Change in Control. In the event of a Change in Control, the Committee will determine the Annual Incentive Plan awards for each participant that would have been earned if the plan year had ended on the date of the Change in Control, based on actual performance through the date of the Change in Control (the "Vested Awards"). Thereafter:

            (a) Each participant who is in active employment at the end of the plan year shall be entitled to the greater of his or her Vested Award and an award based on actual performance for the entire plan year.

            (b) If the MICP is terminated during a plan year after the date a Change in Control occurs, each participant who is in active employment at the time of such termination shall be entitled to the greater of his or her Vested Award and an award based on actual performance through the date of termination of the plan.

            (c) If a participant's employment is terminated without Cause by the Company during a plan year after the Change in Control occurs, such participant shall be entitled to the greater of his or her Vested Award and an award based on actual performance through the date of termination of employment.

      6.7 Definitions. For purposes of the MICP, the following terms have the following meanings.

            (a) "Cause" shall mean the occurrence of one of the following :

                  (1) A conviction of the participant of (x) a felony or (y) any lesser crime or offense involving the property of the Company or one of its subsidiaries.

                  (2) The willful engaging by the participant in conduct which has caused demonstrable and serious injury to the Company, monetary or otherwise, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent
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            jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative.

                  (3) Willful gross dereliction of duty or other willful grave misconduct by the participant and failure to cure such situation within thirty (30) days after receipt of notice thereof from the Chairman of the Committee.

      No act or failure to act on the part of the participant shall be deemed willful if done, or omitted to be done, by the participant in good faith and with a reasonable belief that his action or omission was in the best interests of the Company or a subsidiary. The participant shall not be deemed to have been terminated for "Cause" unless and until there shall have been delivered to the participant a copy of a resolution duly adopted by the Committee (or another committee of the Board hereafter succeeding the responsibilities performed on the effective date of the MICP by the Committee) finding that in the good faith opinion of the Committee the participant has committed an act set forth in clause (1), (2) or (3) of this definition and specifying the particulars thereof in detail.

            (b) "Change in Control" means and includes any of the following events:

                  (1) during any period of two consecutive years, individuals who, at the beginning or such period, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act) ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any "person" (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election or Contest or Proxy Contest, shall be deemed an Incumbent Director;

                  (2) any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company of any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii), or (E) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control of the Company under this paragraph (ii);

                  (3) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Reorganization"), or sale or other disposition of all or substantially all of the Company's assets to an entity that is not an affiliate of the Company (a "Sale"), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

                  (4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

            Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

                                    ARTICLE 7

                             Performance Share Plan

      7.1 General. A Performance Share Plan is also included in the MICP, the specific terms and conditions of which shall be set forth in one or more separate subplan documents approved and amended from time to time by the Committee consistent with the terms of the MICP. One such subplan ("Performance Share Plan I") shall be applicable to senior officers, and producers of insurance business for the benefit of the Company or its subsidiaries, selected by the Committee upon the recommendation of the Chief Executive Officer ("CEO"), who are in a position to contribute materially to the Company's continued growth and development and to its long term financial success. For purposes of this Plan, producers shall be deemed to be consultants of the Company or its subsidiaries. Another such subplan
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("Performance Share Plan II") is for all persons who receive MICP annual incentive awards who are not otherwise participating in such year in Performance Share Plan I.

      7.2 Performance Share Plan I. Participants in Performance Share Plan I are the CEO, President, Vice Chairman, Executive Vice Presidents and such other senior officers selected by the Committee upon the recommendation of the CEO to participate in Performance Share Plan I for a given year. Producers for the Company who achieve certain performance sales goals may also be selected to participate in Performance Share Plan I as described below. Approximately 15-35 officers may participate in any one year. The officers, all of whom have company stock ownership requirements, are required to receive a portion of their MICP annual incentive awards in "Performance Shares" based on the following table:

                                Percent Paid in Performance
      MICP Incentive Earned                Shares

      Less than $100,000.....               25.0%
      $100,000--$249,999.....               37.5%
      $250,000 or more.......               50.0%

      Participants in Performance Share Plan I may elect to receive any portion of their MICP awards above the required percentage in Performance Shares.

      A "Performance Share" is a unit of deferred compensation, equal in value to one share of Company common stock. The number of Performance Shares to be awarded to any participant in Performance Share Plan I is determined by:

            (1) Dividing the amount of MICP award being paid in Performance Shares (both mandatory and voluntary) by the market price for a share of Company common stock on the date the amount of the MICP award is determined, and

            (2) "Grossing-up" the number of Performance Shares on a 30% basis, to reflect the increased risk of the volatility of stock price, particularly during the deferral period, as well as lack of liquidity and marketability. The number will be calculated by multiplying the number of Performance Shares by 1.30.

      Performance Shares granted under Performance Share Plan I are subject to the following:

            (1) The shares attributable to the "gross-up" factor are subject to forfeiture during a three-year period following the award. The remaining Performance Shares are not subject to forfeiture.

            (2) Participants may elect to extend the deferral period for payment of Performance Shares beyond the required period of three years, but not beyond the earliest of retirement, death, or disability. Any such election must be made prior to the date such shares are credited to the participant.

            (3) Generally, Performance Shares will be paid in Company common stock; however, the Committee has the authority to direct that the value of such shares be paid in part or entirely in cash.

            (4) Participant accounts under Performance Share Plan I will be credited with dividend equivalents in an amount equal to the cash dividends paid on Company common stock during the
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      period of deferral. The dividend may be paid in cash or applied to accumulate additional Performance Shares, at the election of the participant.

            (5) Performance Shares will be counted in the calculation of participants' total ownership of Company stock for purposes of determining the extent to which stock ownership requirements have been met.

            (6) In the event of death, normal retirement, termination without cause, or Change in Control of the Company, any shares attributable to the "gross-up" factor, which otherwise would be subject to forfeiture during a three year period, will automatically cease to be subject to such forfeiture. In the event of termination for Cause or voluntary resignation, any shares subject to the "gross-up" factor will be forfeited. The Committee has the authority to review such forfeiture on a case by case basis.

      Certain producers who achieve performance sales goals may also be selected to participate Performance Share Plan I. The goals required and the terms of the producers' participation will be approved by the Committee. However, there is no "gross-up" of the number of shares to be awarded under Performance Share Plan I to the producers, and the terms of such participation would be no more favorable than those applicable to the officers. Management estimates that approximately ten to thirty-five producers would participate in Performance Share Plan I each year.

      7.3 Performance Share Plan II. Each person who receives an annual incentive award under the MICP and is not otherwise participating in such year in Performance Share Plan I, shall automatically be a participant in Performance Share Plan II. Participants in Performance Share Plan II are required to receive a portion of the MICP annual incentive awards in "Performance Shares" based on the following table:

                                 Percent Paid in Performance
      MICP Incentive Earned               Shares

      Less than $20,000.....   15.0% (minimum of 100 shares)
                                                 ---
      $20,000 or more.......   25.0%

      The number of Performance Shares to be awarded to any participant in Performance Share Plan II is determined by dividing the amount of MICP award being paid in Performance Shares by the market price for a share of Company common stock on the date the amount of the MICP award is determined.

Performance Shares granted under Performance Share Plan II are subject to the following:

 (1) Participants may elect to extend the deferral period for payment of Performance Shares for up to two years beyond the required period of three years, but not beyond the earliest of retirement, death, or disability. Any such election must be made prior to the date such shares are credited to the participant.
 (2) Generally, Performance Shares will be paid in Company common stock; however, the Committee has the authority to direct that the value of such Performance Shares be paid in part or entirely in cash.

Participant accounts under Performance Share Plan II will be credited with dividend equivalents in an amount equal to the cash dividends paid on Company common stock during the period of deferral. The dividend will be applied to accumulate additional Performance Shares in the participant's account.

      Performance Shares will be counted in the calculation of participants' total ownership of Company stock for purposes of determining the extent to which any stock ownership requirements have been met.

                                    ARTICLE 8

                               General Provisions

      8.1 Non-Assignability. No grants or awards under the MICP shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge or encumbrance.

      8.2 No Right to Continued Employment. Participation in the MICP shall not give any employee any right to remain in the employ of the Company. The MICP is not to be construed as a contract of employment for any period and does not alter the at-will status of any participant.

      8.3 Source of Benefits. Awards under the MICP will not be prefunded but will be paid by the Company as and when they become due as provided herein, and the participant's interest in the award shall be only that of an unsecured creditor of the Company.

      8.4 Income Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the award shares of stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

      8.5 Governing Law. This MICP, and the rights and obligations of the parties thereunder, will be construed in accordance with the laws of the State of Tennessee.

      The foregoing is hereby acknowledged as being the Provident Companies, Inc., Amended and Restated Annual Management Incentive Compensation Plan of 1994 as adopted by the Board of Directors of the Company on March 26, 1998, and approved by the Stockholders of the Company on May 6, 1998.


                                             PROVIDENT COMPANIES, INC.



                                             By:



                                             Its: